Exhibit 99.1

NOTICE OF DEFAULT AND

NOTICE OF SALE OF COLLATERAL

Reference is made to the Securities Purchase Agreement (“Agreement”) dated October 9, 2018, between Immune Pharmaceuticals Inc., a Delaware corporation (“Company”) and Discover Growth Fund, LLC (“Investor”), and the Senior Secured Redeemable Convertible Debenture (“Debenture”) issued by Company to Investor pursuant to the Agreement.

Pursuant to Section V.G(b) of the Agreement, Investor hereby provides Company with 10 business days of notice of Company’s failure to perform its obligations under Section IV.H of the Agreement to maintain the required Reserved Amount (as defined in the Agreement).

Pursuant to Section V.G(g) of the Agreement, Investor hereby declares Company in default under the Agreement (an “Event of Default”), due to the occurrence of 3 or more Trigger Events, including, but not limited to, under Section I.H.1.c of the Debenture and Section IV.H of the Agreement for failing to maintain the required Reserved Amount (as defined in the Agreement), multiple Trigger Events under Section I.H.1.f of the Debenture for the occurrence of defaults and events of default under multiple material agreements, documents or instruments, including without limitation of an aggregate of at least $250,000 of indebtedness, under Section I.H.1.g of the Debenture because a Registration Statement is unavailable for the sale of all Conversion Shares, and under Section I.H.1.g of the Debenture for the failure of one or more Equity Conditions under Section I.G.6.f of the Debenture because Company is not in compliance with all provisions, covenants, representations and warranties of all Transaction Documents.

Pursuant to Section V.H of the Agreement, Investor hereby declares all Obligations (as defined in the Agreement) immediately due and payable. The foregoing Obligations which are now immediately due and payable include, but are not limited to, payment in full of the Early Redemption Price (as defined in the Debenture) of $12,100,000.00.

Pursuant to Section V.H of the Agreement, Investor hereby provides Company with notice of Investor’s public sale and disposition of all of the Collateral at 10:00 am Eastern time on Monday, February 18, 2019 at 5330 Yacht Haven Grande, Suite 206, St. Thomas VI

00802. Pursuant to Section V.H(d) of the Agreement, Company is hereby required to assemble the Collateral and make it available to Investor at such place prior to such time.

The foregoing is without waiver of any of Investor’s right or remedies, including, but not limited to, the right to damages for Company’s multiple unexcused material breaches of the Agreement, Debenture and Transaction Documents.

Investor:

DISCOVER GROWTH FUND, LLC

By:
John Kirkland, President of GP of Member